Exhibit 4.31

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956. Code-name SALEFORM 1993

Dated: 6 August 2015

Cape Elizabeth Marine Inc., of the British Virgin Islands hereinafter called the Sellers, have agreed to sell, and	1

SEA GENIUS SHIPPING CO., of the Marshall Islands hereinafter called the Buyers, have agreed to buy the	2

Name: GENIUS	3

Classification Society/Class:	BV	4
Built: 2010	By: Sungdong Shipbuilding & Marine Eng. Co. Ltd., South Korea	5
Flag: Isle of Man	Place of Registration: Douglas	6
Call sign: 2CPA7	Grt/Nrt: 88.479/56.828	7
~~Register~~ IMO Number: 9398759		8
hereinafter called the Vessel, on the following terms and conditions:		9
Definitions		10

"Banking days" are days on which banks are open in the country of the currency	11
Stipulated for the Purchase Price in Clause 1, ~~and~~ in the place of closing stipulated in Clause 8, in the country of the Vessel's flag, Greece, USA, UK and in the country of the Vessel's mortgagee bank.	12

"in writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,	13
a registered letter, telefax or other modern form of written communication.	14

"Classification Society" or "Class" means the Society referred to in line 4. "Purchase Agreement" means the purchase agreement dated 6 August 2015 made by and among, inter alios, Seanergy (as defined in Clause 21 hereof) and the Sellers.			15
1.	Purchase Price:	USD 27,596,880 (United States Dollars twenty seven million five hundred ninety six thousand eighty eight hundred) only	16

2. Deposit	17

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10%~~	18
~~(ten per cent) of the Purchase Price within banking days from the date of this~~	19
~~Agreement. This deposit shall be placed with~~	20
~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance~~	21
~~with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the~~	22
~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~	23
~~Buyers.~~	24

3. Payment	25

The said Purchase Price shall be paid in full free of bank charges by Buyers to Sellers' bank account, details of which shall be furnished by Sellers,	26
before delivery of the Vessel, but not later than 3 (three) Banking days after the Vessel is in every respect	27
physically ready for delivery in accordance with the terms and conditions of this Agreement and	28
Notice of Readiness ("NOR") has been given in accordance with Clause 5.	29

4. Inspections	30

a)*	The Buyers have waived the physical inspection for the Vessel and have accepted her. The Buyers have inspected and accepted the Vessel's classification records. Therefore the sale is outright and definite, subject only to the terms and conditions of this Agreement. ~~The Buyers~~	31
	~~have also inspected the Vessel at/in [ ] on [ ]~~	~~32~~
	~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~	~~33~~
	~~subject only to the terms and conditions of this Agreement.~~	~~34~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel's  classification records and declare~~	~~35~~
	~~whether same are accepted or not within~~	~~36~~

~~The Sellers shall provide for inspections of the Vessel at/in~~	~~37~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	~~38~~
~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	~~39~~
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers~~	~~40~~
~~During the inspection, the Vessel's deck and engine log books shall be made available for~~	~~41~~
~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	~~42~~
~~become outright and definite, subject only to the terms and conditions of this Agreement,~~	~~43~~
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	~~44~~
~~after completion of such inspection.~~	~~45~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~	~~46~~
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	~~47~~
~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	~~48~~

~~*~~	~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	~~49~~
	~~alternative 4a) to apply.~~	~~50~~

5. Notices, time and place of delivery	51

a)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall	52
	provide the Buyers with 30/20/15/10/7/5/3 approximate and 2 and 1 definite day~~s~~ notices of the expected time and place of arrival at the	53
	intended time and place of ~~drydocking/underwater inspection/~~delivery. When the Vessel is at the	54
	place of delivery and in every respect physically ready for delivery in accordance with this	55
	Agreement, the Sellers shall give the Buyers a written NOR for delivery.	56
b)	The Vessel shall be delivered to the Buyers free of stowaways, free of cargo, with clean swept holds	57
	safely afloat at a safe and accessible berth, port or anchorage in PR China range.	58
		59
	Expected time of delivery: 17 August 2015 – 30 November 2015 or such later date at Buyers' option.	60

	Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30 November 2015 or such later date at Buyers' option.	61

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the	62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in	63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the	65
	option of either cancelling this Agreement in accordance with Clause 14 within 4 ~~7~~ running	66
	days of receipt of the notice or of accepting the new date as the new cancelling date. If the	67
	Buyers have not declared their option within 4 ~~7~~ running days of receipt of the Sellers'	68
	notification or if the Buyers accept the new date, the date proposed in the Sellers' notification	69
	shall be deemed to be the new cancelling date and shall be substituted for the cancelling	70
	date stipulated in line 61.	71

If this Agreement is maintained with the new cancelling date all other terms and conditions	72
hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full	73
force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any	74
claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by	75
the original cancelling date.	76

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	~~the deposit together with interest earned shall be released immediately to the Buyers~~	78
	~~whereafter~~ this Agreement shall be null and void.	79

6. Drydocking / Divers Inspection - SEE CLAUSE 18 of this Agreement.	80

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	~~81~~
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	~~82~~
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	~~83~~
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	~~84~~
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	~~85~~
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~	~~86~~
	~~condition/recommendation*.~~	~~87~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	~~88~~
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	~~89~~
	~~by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their~~	~~90~~
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	~~91~~
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	~~92~~
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	~~93~~
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	~~94~~
	~~port.~~	~~95~~

~~ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	~~96~~
~~are found broken, damaged or defective so as to affect the Vessel's class, then unless~~	~~97~~
~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	~~98~~
~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	~~99~~
~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	~~100~~
~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	~~101~~
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	~~102~~
~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	~~103~~
~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	~~104~~
~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	~~105~~
~~the underwater inspection and the Classification Society's attendance.~~	~~106~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	~~107~~
~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	~~108~~
~~to a port where suitable drydocking facilities are available, whether within or outside the~~	~~109~~
~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	~~110~~
~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	~~111~~
~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	~~112~~
~~provided for in Clause 5 b) shall be extended by the additional time required for the~~	~~113~~
~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	~~114~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	~~115~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	~~116~~
~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	~~117~~
~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	~~118~~
~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	~~119~~
~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~	~~120~~
~~the current stage of the Vessel's survey cycle. The Buyers shall declare whether they~~	~~121~~
~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	~~122~~
~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	~~123~~
~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	~~124~~
~~defective so as to affect the Vessel's class, those parts shall be renewed or made good at~~	~~125~~
~~the Sellers' expense to the satisfaction of the Classification Society without~~	~~126~~
~~condition/recommendation*.~~	~~127~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	~~128~~
~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	~~129~~
~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	~~130~~

~~if the Buyers require the survey and parts of the system are condemned or found defective~~	~~131~~
~~or broken so as to affect the Vessel's class*.~~	~~132~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~	~~133~~
~~drydock, including the drydock dues and the Classification Society's fees shall be paid by~~	~~134~~
~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	~~135~~
~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	~~136~~
~~shall pay the aforesaid expenses, dues and fees.~~	~~137~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~	~~138~~
~~without interfering with the work or decisions of the Classification surveyor.~~	~~139~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	~~140~~
~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~	~~141~~
~~Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If,~~	~~142~~
~~however, the Buyers' work in drydock is still in progress when the Sellers have~~	~~143~~
~~completed the work which the Sellers are required to do, the additional docking time~~	~~144~~
~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~	~~145~~
~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~	~~146~~
~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	~~147~~
~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	~~148~~
~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	~~149~~

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society~~	~~150~~
	~~without condition/recommendation are not to be taken into account.~~	~~151~~

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	~~152~~
	~~alternative 6 a) to apply~~	~~153~~

7.	Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on	155
shore, including broached/unbroached stores and provisions and spares without extra payment. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare	156
propeller(s)/propeller blade(s), if any, belonging to the Vessel ~~at the time of inspection~~ used or	157
unused, whether on board or not shall become the Buyers' property.	158
Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare	159
parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out	160
of spare and used as replacement prior to delivery, but the replaced items shall be the property of	161
the Buyers. The radio installation, GMDSS and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.	162
Unused stores and provisions shall be included in the sale and be taken over	163
by the Buyers without extra payment.	164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	166
exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,	167
Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,	168
as well as the following additional items (including items on hire):	169

-UNITOR'S OXYGEN/ACETYLENE/FREON CYLINDERS, EMPTY/FULL;
-MARICHEM SYSTEM MHCS 200;
-ORIGINAL FLAG CERTIFICATES (Registry – Intern. Tonnage – Radio Station Licence – Minimum Safe Manning – CLCertificate - MLCertificate )– necessary for Ship's deletion from the articles;
-LIBRARY, FORMS, RECORDS, REPORTS, DECK and ENGINE Log Books, CORRESPONDENCE exclusively used by the Sellers;
-CD ROM QSEMS;
-SEAGULL TRAINING CDs;
-Lloyds MARINER – Risk Assessment CDs;
-LR Manager (Working hours) CDs;
-AMVER DISKETTE;
-EST SAFETY LABELS (35);
-ISPS CODE / CD / INSTRUCTIONS AND SECURITY AWARENESS CBT 115 AND ISPS TRAINER;

-OWNERS LISTS/ISM & ISPS system manuals / Company's Soft and Hardware/PC's etc.; and
-SECURITY IDENTIFICATION BADGES (CREW AND VISITORS).

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and~~	170
~~sealed drums and pay the current net market price (excluding barging expenses) at the port and date~~	171
~~of delivery of the Vessel~~ Buyers shall take over the bunkers remaining on board with cost as per
Platts prices for Singapore published three (3) banking days prior to the Vessel's delivery. Buyers shall also take over the remaining unbroached lubricants respectively in sealed drums/tins or in designated storage tanks not having passed to the engines/equipment through Vessel's system at
Sellers' net contract prices of last supply as evidenced by the relevant copies of invoices. Exact quantities of remaining bunkers and lubricating oils shall be measured and agreed by and between the Sellers' and the Buyers' representatives latest by one (1) Banking day prior to expected date of delivery of the Vessel.
172
Payment under this Clause shall be made in cash at the same time and place	173
and in the same currency as the Purchase Price.	174

8.	Documentation	175

The place of closing: Athens, Greece	176

In exchange for payment of the Purchase Price and delivery of the Vessel the Sellers shall furnish the
Buyers and the Buyers shall furnish the Sellers with the delivery documents stated in this Clause and in
Clause 17 of this Agreement. ~~namely~~:

177 178
~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are~~	~~179~~
	~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	~~180~~
	~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	~~181~~
	~~legalized by the consul of such country or other competent authority.~~	~~182~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~	~~183~~
	~~the Vessel.~~	~~184~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~	~~185~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~	~~186~~
	~~registered encumbrances~~	~~187~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~	~~188~~
	~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the~~	~~189~~
	~~registry does not as a matter of practice issue such documentation immediately, a written~~	~~190~~
	~~undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a~~	~~191~~
	~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	~~192~~
	~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	~~193~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities~~	~~194~~
	~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~	~~195~~
	~~documents as soon as possible after the date of this Agreement~~	~~196~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
Buyers.	199

At the time of delivery the Sellers shall hand over to the Buyers the classification certificate(s) as well as all	200
Plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also	201
be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
Buyers to have the right to take copies. Other technical documentation which may	203
be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so	204
request. The Sellers may keep the Vessels log books but the Buyers to have the right to take	205
copies of same at Buyers' account.	206
9. Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,	208

Mortgages, taxies, levies, duties and maritime liens or other liens or any other debts whatsoever and is not subject to any port state or administrative detentions. The Sellers hereby undertake	209
to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery or arising out of or with respect to events occurring prior to the time of delivery.	211

10. Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag	213
shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers'	214
register shall be for the Sellers' account.	215

11. Condition on delivery	216

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is	217
delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
delivered and taken over "as is where is" ~~as she was at the time of inspection, fair wear and tear excepted~~.	219
However, the Vessel shall be delivered free of stowaways, free of cargo and with clean swept holds and with her class maintained without condition/recommendation*,	220
free of average damage affecting the Vessels class, and with her classification certificates and	221
National/international/trading certificates and Continuous Survey of Machinery (CSM), as well as all other	222
certificates of the Vessel ~~had at the time of inspection~~,	223
clean and valid at the time of the delivery (and unextended for a minimum period of 3 months from the time of delivery only in case the Vessel is delivered to the Buyers upon completion of scheduled special survey) without condition/recommendation~~*~~ by Class or the relevant authorities at the time of delivery.	224
~~"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if~~	225
~~applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over~~	226
~~without inspection, the date of this Agreement shall be the relevant date.~~	227

~~* Notes, if any, in the surveyor's report which are accepted by the Classification Society~~	228
 ~~without condition/recommendation are not to be taken into account.~~	229

12. Name / markings	230

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.	231
13. Buyers' default	232

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this~~	~~233~~
~~Agreement, and they shall be entitled to claim compensation for their losses and for all expenses~~	~~234~~
~~incurred together with interest.~~	~~235~~
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
cancel the Agreement~~, in which case the deposit together with interest earned shall be released to the~~	237
~~Sellers. If the deposit does not cover their loss,~~ but in case of such cancellation the Sellers shall not	238
be entitled to claim ~~further~~ compensation for any losses suffered and/or for any expenses incurred together with interest.	239

14. Sellers' default	240

Should the Sellers fail to give NOR in accordance with Clause 5 a) or fail to be ready	241
to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have	242
the option of cancelling this Agreement provided always that the Sellers shall be granted a	243
maximum of 3 (three) Banking days after the NOR has been given to make arrangements	244
for the documentation set out in Clause 8 and Clause 17. If after NOR has been given but before	245
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	246
made physically ready again in every respect by the date stipulated in line 61 and new NOR	247
given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect~~	248
~~to cancel this Agreement the deposit together with interest earned shall be released to them~~	249
~~immediately.~~	250
Should the Sellers fail to give NOR by the date stipulated in line 61 or fail to be ready	251
to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	252

their loss and for all expenses together with interest if their failure is due to proven	253
negligence and whether or not the Buyers cancel this Agreement.	254

15. Buyers' representatives	255

After this Agreement has been signed by both parties ~~and the deposit has been lodged~~, the Buyers	256
have the right to place two (2) representatives on board the Vessel at their sole risk and expense ~~upon~~	257
~~arrival at ________ on or about _________~~ immediately.	258
These representatives/crew shall remain on board until delivery of the Vessel to, and acceptance of the Vessel by, the Buyers for the purpose of familiarisation and in the capacity of	259
observers only, and they shall not interfere in any respect with the operation of the Vessel. The	260
Buyers' representatives/crew shall sign the Sellers' letter of indemnity prior to their embarkation.	261
16. Arbitration

a)* This Agreement (and any non-contractual obligations connected with this Agreement) shall be governed by and construed in accordance with English law and any dispute arising out of this	262 263
Agreement and/or any non-contractual obligations connected with this Agreement shall be referred to	264
arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or	265
re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
party. The arbitrators shall be full members of the London Maritime Arbitrators Association ("LMAA"). On the receipt by one party of the nomination in writing of the other party's arbitrator,	267
that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
single arbitrator appointed shall apply. If two arbitrators are properly appointed	269
they shall appoint a third arbitrator failing which the third arbitrator shall be appointed by the President of the LMMA at the time within 21 (twenty one) days of the two arbitrators being appointed.	270

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~	~~271~~
~~United States Code and the Law of the State of New York and should any dispute arise out of~~	~~272~~
~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	~~273~~
~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	~~274~~
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	~~275~~
~~Agreement may be made a rule of the Court.~~	~~276~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	~~277~~
~~Arbitrators, Inc. New York.~~	~~278~~

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at London in accordance with the Arbitration Act 1996 and subsequent alterations (if any), LLMAA rules to apply~~	~~279~~
~~, subject to the procedures applicable there.~~	~~280~~
~~The laws of England shall govern this Agreement.~~	~~281~~

~~* 16 a), 16 b) and 16 c) are altematives; delete whichever is not applicable. In the absence of~~	282
~~deletions, altemative 16 a) to apply.~~	283

Additional Clauses 17, 18, 19, 20, 21, 22, 23, 24 and 25, inclusive as herein below, are deemed to be fully incorporated into and form an integral part of this Agreement.

17.      Delivery Documents

A. In exchange of the payment of the Purchase Price and other monies due under Clause 3 of this Agreement, the Sellers shall furnish the Buyers with the following delivery documents, namely:
(a)            Three originals of a legal bill of sale in form recordable in the Buyers' new flag in the English language (the "Bill of Sale") in favour of the Buyers, evidencing the transfer of all (100 percent) of the shares and interest in and title to the Vessel to the Buyers and warranting that the Vessel is free from all mortgages, encumbrances, charters, maritime liens or other liens, claims, taxes, levies, duties and any other debts whatsoever or any port state or administrative detentions, duly executed by the Sellers and duly certified by a notary public and legalized by Apostille.

(b)            Fax or email copy of Transcript of Register issued by the Isle of Man Registry and dated the delivery date showing the Vessel to be registered in the ownership of the Sellers and free and clean from encumbrances and mortgages to be faxed to the closing meeting in Greece. The original of such Transcript of Register will be provided to the Buyers not later than 10 (ten) Banking days after the delivery date of the Vessel to the Buyers and the Sellers shall provide a written undertaking to the Buyers to that end.
(c)            A certified true copy of the certificate of incorporation of the Sellers certified by the Sellers' Greek counsel.
(d)            An original set of Minutes of all the members of the Board of Directors of the Sellers or Resolutions of the Sellers adopted by unanimous consent approving, authorizing and confirming the entry into this Agreement and any amendments and/or addendums thereto, authorising the sale of the Vessel in accordance with the provisions of this Agreement and authorizing persons to conclude the sale, transfer and delivery of the Vessel to the Buyers and sign, execute and deliver on behalf of the Sellers, inter alia, the Bill of Sale, a protocol of delivery and acceptance and any other document required to be executed by the Sellers in respect of the delivery of the Vessel from the Sellers to the Buyers thereof pursuant to this Agreement and also authorizing the execution of Power(s) of Attorney to a specific person or persons empowering them to execute and deliver such documents and take such steps as may be necessary or appropriate in order to transfer and deliver the Vessel to the Buyers, such Minutes to be duly certified by a notary public and legalized by Apostille.
(e)            Original written resolutions of the Shareholder(s), approving the BOD minutes or Resolutions of the Sellers under 17. A. (d) above, duly certified by a notary public and legalized by Apostille.
(f)            An original Power of Attorney of the Sellers executed pursuant to the Minutes or Resolutions referred to in item 17. A. (d) hereinabove duly certified by a notary public and legalized by Apostille.
(g)          An original set of a director's certificate of incumbency of the Sellers certifying the name of all present directors/officers and shareholders of the Sellers and attaching copies of all the correct and complete and up-to-date constitutional documents in full force and effect of the Sellers (Memorandum and Articles of Association) with any amendments.
(h)          An original Certificate of Goodstanding of the Sellers dated no more than 10 (ten) Banking days prior to the delivery date showing the Sellers to be in good standing under the laws of the British Virgin Islands.
(i)            Two original Protocols of Delivery and Acceptance (one for the Sellers and one for the Buyers to be exchanged at the closing in Greece) confirming the delivery of the Vessel by the Sellers to the Buyers.
(j)            Commercial Invoice in three (3) copies dated the delivery date, stating the full particulars of the Vessel and the Purchase Price of the Vessel signed and stamped by the Sellers.

(k)            An original letter of confirmation from the Sellers stating that to the best of their knowledge the Vessel is not blacklisted by Arab Boycott League in Damascus or any other organisation, nation, government, state, country, political sub-division or union as of the delivery date.
(l) (i)   A letter of undertaking by the Sellers to effect deletion from the Vessel's Registry forthwith and provide the Buyers with the original Transcript of Closed Register from the Vessel's Registry within 10 (ten) Banking days after delivery of the Vessel and to also provide the Vessel's new flag with a Closed Continuous Synopsis Record issued by the Vessel's Registry within 30 (thirty) running days after delivery of the Vessel; (ii) A copy of the Transcript of Closed Register to be provided to the Buyers on the delivery date; and (iii) a Closed Continuous Synopsis Record from the Vessel's Registry to be issued and delivered to the Vessel's new flag administration as paragraph (o)(i) above within 30 (thirty) running days after the delivery of the Vessel (unless the Buyers waive this item (I) (i) (ii) and (iii) ).
(m)      Original Class Maintenance Certificate issued by the Vessel's present Class and dated not more than 3 (three) Banking days prior to the date of delivery of the Vessel evidencing that the Vessel is class maintained without condition/recommendation.
(n)      An original letter of confirmation from the Sellers addressed to the Buyers confirming that the Vessel has not traded with or called in Israel, Cuba, Iran, Syria, North Korea or any other areas sanctioned or boycotted by the European Union and/or the United States of America and/or the United Nations, dated the delivery date. In case however the Vessel has traded in Israel and/or Iran, Sellers to provide an original letter of confirmation addressed to the Buyers confirming the following: i) the Vessel has not traded with or called in Cuba, Syria, North Korea or any other areas sanctioned or boycotted by the European Union and/or the United States of America and/or the United Nations and ii) that if the Vessel has traded Israel and/or Iran, this was with legal cargo for humanitarian purposes, dated the delivery date.
(o)       An original letter of confirmation from the Sellers addressed to the Buyers confirming that the Vessel is entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.
(p)       An original letter of confirmation from the Sellers that to the best of their knowledge the Vessel has not touched bottom or suffered any underwater damage from her last drydock up to the date of her delivery.

(q)       One original letter from the Sellers confirming that any outstanding radio accounts shall be settled by the Sellers as soon as practically possible after the Vessel's delivery with no liability regarding the same to be incurred against the Buyers.

(r)        Recent AGM free certificate from authorized company, if available.

(s)       Most recent original Certificate for Chinese Tonnage Tax dues at no cost, if available.

(t)       Any such additional documents as may be reasonably required by the Buyers' flag authorities for the purpose of transferring title and registering the Vessel, provided that the Buyers notify the Sellers of any such documents as soon as possible and in no event later than 7 (seven) days prior to the expected delivery of the Vessel.

B. In exchange of delivery of the Vessel, the Buyers shall furnish the Sellers with the following delivery documents, namely:
(a)	Copy of the Certificate of Incorporation of the Buyers, certified as true by the Buyers' Greek Legal Counsel.
(b)	Original Good Standing Certificate of the Buyers dated no more than 7 (seven) Banking prior to the delivery date showing the Buyers to be in good standing under the laws of the Marshall Islands.
(c)	An original set of resolutions or minutes of the Board of Directors of the Buyers authorising the purchase of the Vessel in accordance with the provisions of this Agreement, the ratification of this Agreement signed and the execution on behalf of the Buyers of (inter alia) the acceptance of the Bill of Sale (if applicable), a protocol of delivery and acceptance and any other document required to be executed by the Buyers in respect of the delivery of the Vessel from the Sellers to the Buyers pursuant to this Agreement, and authorising further execution of a Power of Attorney authorising the execution any and all other documents and undertakings provided in this Agreement such resolutions to be duly legalised by Apostille.
(d)	An original set of an officer's certificate of incumbency of the Buyers certifying the names of all present directors/officers of the Buyers and attaching copies of all correct and complete constitutional documents in full force and effect of the Buyers (Copies of the Articles of Incorporation and By-Laws (together with any amendment thereto up to and including the delivery date)).
(e)	An original Power of Attorney of the Buyers issued in accordance with the resolutions referred to under 17. B. (c) above authorising the persons signing the documents on their behalf such power of attorney to be duly legalised by Apostille.
(f)	Original written resolutions of the Buyers' Shareholder, approving the BOD minutes under 17. B. (c), such resolutions to be duly legalised by Apostille.
The parties undertake to exchange drafts of the above documents and agree final formats latest 7 (seven) Banking days prior to the delivery date of the Vessel.
18.      DRYDOCKING

NO DRYDOCKING CLAUSE TO APPLY AND CLAUSE 6 OF SALESFORM 1993 IS DELETED.

HOWEVER, PROMPTLY BEFORE OR AFTER THE VESSEL'S ARRIVAL AT THE DELIVERY PORT AND PRIOR TO THE VESSEL'S DELIVERY THE BUYERS HAVE THE RIGHT TO CARRY OUT AN INSPECTION OF THE VESSEL'S UNDERWATER (BELOW SUMMER LOADLINE) PARTS BY CLASS

APPROVED DIVERS WITH VIDEO LINK TO THE ATTENDING CLASS SURVEYOR, SUCH DIVERS INSPECTION TO BE AT BUYERS' RISK AND EXPENSE.

BUYERS TO ADVISE SELLERS FIVE (5) DAYS PRIOR TO DELIVERY IF THEY INTEND TO CARRY OUT UNDERWATER INSPECTION. IF THE DECLARED BY SELLERS DELIVERY PORT IS NOT FEASIBLE FOR AN UNDERWATER INSPECTION, BUYERS SHALL PROMPTLY ADVISE SELLERS OF AN ALTERNATIVE PLACE NEAR TO THE DELIVERY PORT, TO BE MUTUALLY AGREED, WHERE SELLERS ARE TO MAKE THE VESSEL AVAILABLE, AT SELLERS' COST (EXCEPT FOR THE BUNKERS' COST WHICH SHALL BE BORNE EQUALLY BETWEEN THE SELLERS AND THE BUYERS), FOR SUCH AN INSPECTION. THE EXTENT OF THE INSPECTION AND CONDITIONS UNDER WHICH IT IS PERFORMED SHALL BE TO THE SATISFACTION OF THE CLASSIFICATION SOCIETY.

THE DIVERS INSPECTION TO BE CARRIED OUT IN A MANNER AND UNDER CONDITIONS CONSIDERED SUITABLE BY THE ATTENDING CLASS SURVEYOR FOR SUCH UNDERWATER INSPECTION. ATTENDANCE ARRANGEMENTS AND FEES FOR THE ATTENDING CLASS SURVEYOR SHALL BE FOR THE BUYERS' ACCOUNT AND THE COST OF THE DIVERS FOR THE BUYERS' ACCOUNT.

A) IF ANY DAMAGE IS FOUND TO THE VESSELS UNDERWATER PARTS WHICH LEADS TO IMPOSING RECOMMENDATION(S) AGAINST THE VESSEL, AND REQUIRES SAME TO BE REPAIRED PRIOR TO THE VESSEL'S NEXT DUE DRYDOCKING DATE, THEN THE SELLERS SHALL REPAIR SUCH DAMAGE TO THE SATISFACTION OF CLASSIFICATION SOCIETY AT THE SELLERS' TIME AND EXPENSE, PRIOR TO THE VESSEL'S DELIVERY TO THE BUYERS. SHOULD THE VESSEL BE REQUIRED TO DRYDOCK TO EFFECT SUCH REPAIRS TO CLASS SATISFACTION, THEN THE BUYERS SHALL HAVE THE RIGHT TO SCRAPE/PAINT THE VESSEL'S UNDERWATER PARTS AT THE BUYERS' RISK & EXPENSE WHILST THE VESSELS IS IN DRYDOCK. ALL COSTS AND MATERIALS ASSOCIATED WITH THE BUYERS' WORKS AND ANY EXTRA DRYDOCKING TIME REQUIRED FOR THE BUYERS TO CARRY OUT/COMPLETE THEIR WORKS SHALL BE FOR THE BUYERS' ACCOUNT. SUCH BUYERS' WORKS SHALL NOT INTERFERE WITH THE SELLERS' WORKS AND NOT TO DELAY THE DELIVERY OF THE VESSEL. IN THE EVENT THAT THE SELLERS HAVE COMPLETED THEIR WORKS IN THE DRYDOCK TO THE SATISFACTION OF CLASS AND THE BUYERS WORKS ARE NOT YET COMPLETED, THEN THE SELLERS HAVE THE RIGHT TO TENDER NOR FOR DELIVERY TO THE BUYERS WHILST THE VESSEL IS IN DRYDOCK. IN THE EVENT OF THE VESSEL BEING REQUIRED TO DRYDOCK FOR REPAIRS AND THERE ARE NO SUITABLE DRYDOCKING FACILITIES AVAILABLE AT THE DELIVERY PORT, THEN THE SELLERS SHALL TAKE THE VESSEL IN BALLAST TO THE NEAREST PORT/PLACE WHERE SUITABLE DRYDOCKING FACILITIES ARE AVAILABLE, AND A NEW DELIVERY PORT TO BE AGREED BETWEEN THE PARTIES. IT IS HEREBY MUTUALLY AGREED BY THE SELLERS AND THE BUYERS, THAT IN THE EVENT OF DAMAGE AFFECTING CLASS BEING FOUND DURING THE DIVERS INSPECTIONS AS MENTIONED ABOVE, THEN THE AGREED CANCELLING DATE SHALL AUTOMATICALLY BE EXTENDED BY THE ADDITIONAL TIME REQUIRED FOR THE DRYDOCKING,

REPAIRS AND EXTRA STEAMING, BUT LIMITED TO A MAXIMUM OF FOURTEEN (14) RUNNING DAYS. CLASS ATTENDANCE FEES AND DIVERS COSTS TO BE FOR SELLERS' ACCOUNT.

B) IF ANY DAMAGE(S) TO THE VESSEL'S UNDERWATER PARTS IS FOUND WHICH LEADS TO CLASS IMPOSING A RECOMMENDATION(S) AGAINST THE VESSEL BUT AGREE TO POSTPONE PERMANENT REPAIRS TO SAME UNTIL THE VESSEL'S NEXT DUE DRYDOCKING DATE THEN, IN LIEU OF THE SELLERS REPAIRING SUCH DAMAGE(S), THE SELLERS TO COMPENSATE THE BUYERS BY WAY OF PAYMENT IN CASH TO THE BUYERS NOMINATED ACCOUNT AND THE BUYERS SHALL TAKE DELIVERY OF THE VESSEL AS SHE IS WITH SUCH RECOMMENDATION(S) OUTSTANDING. THE SELLERS AND THE BUYERS SHALL EACH OBTAIN A QUOTATION FOR THE REPAIR OF SUCH DAMAGE FROM TWO (2) SEPARATE REPUTABLE SHIP REPAIR YARDS IN THE AREA, AND THE COMPENSATION AMOUNT TO THE BUYERS SHALL BE THE AVERAGE OF THE TWO (2) REPAIR QUOTATIONS RECEIVED BY THE BUYERS AND SELLERS RESPECTIVELY AS MENTIONED ABOVE. CLASS ATTENDANCE FEES AND DIVERS COSTS TO BE FOR SELLERS' ACCOUNT.

19.     P AND C

The terms and conditions of the sale to be kept strictly private and confidential by all parties involved, save as required otherwise by the Securities and Exchange Commission or US stock listed exchange rules applicable to the Buyers.
20.      Notices
Any and all notices and communication in connection with this Agreement shall be in English in writing and shall be sent as follows:

(a)	if to the Sellers at:
Attention: Asteria Bagouli
Telephone: +302108910288
Fax: +302108910295
E-mail: legal@ensh.com
or such other address as the Sellers may notify the Buyers.

(b)	If to the Buyers at:
Attention: Stamatios Tsantanis
Telephone: +30 213 0181 507
Fax: +30 210 9638404
E-mail: snt@seanergy.gr
or such other address as the Buyers may notify the Sellers
21.      Performance Guarantee
Seanergy Maritime Holdings Corp., of the Marshall Islands ("Seanergy") guarantees the performance by the Buyer of all of its obligations under this Agreement.
22.      Contracts (Rights of Third Parties) Act 1999
Nothing contained in this Agreement confers or purports to confer on any third party any benefit or any right to enforce any term hereof pursuant to the Contracts (Rights of Third Parties) Act 1999.
23.     Purchase Agreement & this Agreement

This Agreement is one of the "MOAs" referred to and defined in the Purchase Agreement. If there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of said Purchase Agreement, then the terms and conditions of the Purchase Agreement shall prevail.
24.      Condition Precedent to this Agreement
The obligations of the Buyer and Seanergy's performance guarantee under Clause 21 to consummate the transactions contemplated by this Agreement and take delivery of the Vessel shall be subject to the fulfillment, at or prior to the delivery date of the Vessel, of the following condition:
The Buyer shall have secured financing for the acquisition of the Vessel.
In the event that the above condition is not fulfilled at or prior to the delivery date of the Vessel, this Agreement shall forthwith become void and null and there shall be no liability on the part of any party hereto and Seanergy except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
25.      Entire Agreement
The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel.

For the Sellers	For the Buyers

/s/Eirini Kritikou	/s/Stamatios Tsantanis
Name: Eirini Kritikou	Name: Stamatios Tsantanis
Title: Authorized Director	Title: Authorized Director